Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 31 to File No. 333-84797; Amendment No. 31to File No. 811-09525) of Rydex Dynamic Funds of our report dated May 21, 2015 on the financial statements and financial highlights of each of the series of Rydex Dynamic Funds included in the March 31, 2015 Annual Report to shareholders.
/s/ Ernst & Young LLP

McLean, Virginia
July 24, 2015